EXHIBIT 99

                 ADMIRALTY BANK ANNOUNCES SECOND QUARTER RESULTS

   PALM BEACH GARDENS, FLORIDA, JULY 26, 1999 ... Admiralty Bancorp, Inc., (NASDAQ NM: AAABB) parent company of Admiralty Bank announced today its results for the second quarter of 1999. Admiralty Bancorp reported a second quarter net profit of $27,000. For the second quarter of 1999, the Company's total interest income increased 106% over the second quarter of 1998, to $1,759,000 from $852,000. This increase reflects the dramatic increase in the Company's earning assets as the capital raised in the Company's initial public offering and new deposits gathered were deployed and the new management team continued their focus on core growth. The Company's interest expense increased 96% over the second quarter of 1998, to $516,000 from $263,000. The increase in interest expense reflects an increase of 73% in average total deposits. Quarterly average demand deposits increased $14 million to 31% of average deposits from 27% for the same period last year. For the three months ended June 30, 1999, the Company's cost of funds was 2.58%, as compared to a cost of funds of 2.59% for the comparable period of 1998.

   For the twelve months ended June 30, 1999, the Company has demonstrated dramatic asset and deposit growth, which are summarized as follows:

                              6/30/98                    6/30/99                 % INCREASE
                              -------                    -------                 ----------
  Total Loans               $24.2 million           $  70.9 million                + 193.3%

  Total Deposits            $40.8 million           $  87.5 million                + 114.3%

  Total Assets              $50.5 million           $ 107.4 million                + 112.7%


   Mr. Ward Kellogg, President and CEO of Admiralty Bancorp, Inc. stated, "Our market has been extremely receptive to our strategy of commercial banking on a local level. Our team of experienced bankers will continue to focus on personal service and our company will continue to grow for many years."

   Admiralty Bancorp, Inc. is the parent company for Admiralty Bank, a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and three branch offices located in Boca Raton, Juno Beach and Jupiter, Florida. The Bank is a full service financial institution, catering to the needs of small businesses and professionals.

  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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